EXHIBIT 99.1

      INVESTORS FINANCIAL SERVICES CORP. TO PURCHASE BANKBOSTON'S DOMESTIC
                         INSTITUTIONAL CUSTODY BUSINESS


Contact:    Karen C. Keenan
            (617) 330-6001
            kckeenan@ibtco.com


BOSTON, MA, July 20, 1998- Investors Financial Services Corp. (Nasdaq: IFIN) today announced it has signed a definitive agreement to purchase the domestic institutional custody business of BankBoston, N.A. Under the terms of the agreement, the Company will pay up to $50 million for the business, $44 million to be paid at closing and up to an additional $6 million to be paid twelve months later based upon client retention.

      BankBoston's domestic institutional custody business, comprised of approximately $45 billion in assets under custody, will become part of Investors Bank & Trust Company(R), a wholly owned subsidiary of Investors Financial Services Corp. In addition, the Company has entered into an outsourcing agreement that calls for BankBoston to use Investors Bank & Trust Company for the settlement and depository functions of its $25 billion asset management business, with BankBoston retaining investment management and administrative responsibilities for its clients. Upon completion of the transaction, assets processed by the Company for clients will total approximately $234 billion, a 68 percent increase from the level of assets processed at December 31, 1997. The Company expects the transaction to be completed by September 30, 1998.

      The 106 employees of BankBoston's domestic institutional custody business will be offered the opportunity to remain with the business as employees of Investors Bank & Trust Company. The Company will move the BankBoston custody business from its current location in Canton, Massachusetts to the Company's Boston headquarters. Both banks intend to move quickly to ensure a smooth transition with minimal disruption to clients and employees. The Company expects the transaction to be accretive to earnings per share after the successful integration of staff, systems and facilities in 1999.

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      "We have enjoyed a long-standing business relationship as a client of
BankBoston's commercial banking and Brazilian custody operations," stated Kevin
J. Sheehan, President and Chief Executive Officer. "Our core strategy of providing superior professional client service is an excellent fit for the employees and customers of BankBoston's domestic institutional custody business. We think that these clients will benefit from the additional services offered by the Company. In addition, these transactions will add greater depth and diversity to our client base, while continuing the profitable growth in assets processed that we have achieved over the past several years. We look forward to a continued client partnership with BankBoston."

      BankBoston (NYSE: BKB), with assets of $71.4 billion and some 23,000 employees is the nation's oldest commercial bank and New England's only global bank. BankBoston is engaged in consumer, small business and corporate banking in New England; delivering sophisticated financial solutions to corporations and governments nationally and internationally; and full-service banking in leading Latin American markets.

      Investors Financial Services Corp. provides asset administration services for the financial services industry through its wholly-owned subsidiaries, Investors Bank & Trust Company and Investors Capital Services, Inc. The Company provides global custody, multicurrency accounting, institutional transfer agency, performance measurement, foreign exchange, securities lending, mutual fund administration and investment advisory services to financial asset managers, including mutual fund complexes, investment advisors, banks and insurance companies.